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COMPANY CONTACT:
            Philicia Levinson, Chief Financial Officer
            Dreamlife, Inc.
            (212) 313-9400
      or

CONTACT:
            Rubenstein Associates, Inc.
            Robin Verges,
            (212) 843-8075

DREAMLIFE NAMES PETER LUND CHIEF EXECUTIVE OFFICER

NEW YORK - May 24, 2000- Dreamlife, Inc. (OTC BB: DLIF.OB) today announced that Peter Lund, a director of Dreamlife and former President and Chief Executive Officer of CBS Inc., has been named Chief Executive Officer of the company. Dreamlife, which launched its web site WWW.DREAMLIFE.COM in February 2000, is the premier interactive network for personal and professional growth. Anthony Robbins, Chairman of the Board of Dreamlife, is also founder of the company.

"With his wealth of experience as an executive at the highest levels in the media industry, Peter brings to Dreamlife an extremely strong background for this position, and a proven record of past success," said Anthony Robbins. "We are excited about having Peter in charge at Dreamlife. Under his leadership, we plan to strengthen our position in the market and maximize the value of the company."

"As a member of the Dreamlife board since its inception, I have had a unique opportunity to see the value the company brings to subscribers and its shareholders," said Lund. I look forward to working with the very talented Dreamlife staff to create an even bigger presence."

Peter Lund, 59, has served as a Director of Dreamlife since November 1999. His career spans 35 years in the broadcast industry beginning at WCCO in Minneapolis, MN. He joined CBS in 1977 and held a number of executive positions including President CBS Sports, President CBS Television Stations, President CBS Television Network, and President CBS Broadcast Group. He left CBS in June of 1997 after serving as President and CEO of CBS Television and Cable and President and CEO of CBS, Inc. Mr. Lund is also currently a director of Lycos, Inc., Hughes Electronics Corp., and Crown Media Holdings, Inc and a member of the board of governors at the University of St. Thomas.

Dreamlife also announced today that Beth Polish has resigned from her positions as President and Chief Operating Officer of Dreamlife, a role she assumed in May 1999. Ms. Polish launched the network having served as a consultant to the investor group and predecessor company since September 1998. She will remain in her capacities until the end of May.


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In commenting on the change Mr. Lund said, "Beth leaves Dreamlife well poised to take advantage and fulfill its mission of transforming the self improvement industry. She built a solid team of over 50 professionals, signing 40 content providers, including The Learning Annex and launching the brand and interactive network. We owe Beth our sincere thanks and wish her great success in her next endeavor."

      Certain statements made herein that use the words "estimate" "project" "intend'" "expect'" "believe" and similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements of Dreamlife to be materially different from those which may be expressed or implied by such statements, including, among others, changes in general economic and business conditions and specifically, decline in demand to Dreamlife's products, inability to timely develop and introduce new technologies, products and applications and loss of market share and pressure on prices resulting from competition. For additional information regarding these and other risks and uncertainties associated with Dreamlife's business, reference is made to Dreamlife's reports filed from time to time with the Securities and Exchange Commission.